EXHIBIT 99

MEDIA ADVISORY

2005 was the Best Year Ever for Harbor Bank

The Harbor Bank of Maryland, reports its best earnings in its 23 year history, more than $2.5 million. Assets and deposits stand at an all time highs. And, Harbor Bank’s loan portfolio finished the year at an impressive $191,000,000.

Earnings at $2,508,000 reflect a 29.01% increase over 2004. Deposits grew 9.33% to $229,845,000. Assets climbed 8.09% to $256,100,000. And Harbor Bank booked enough loans last year for ht he portfolio to have nearly a 10% increase, closing at $190,998,000.

Harbor Bank consistently reports a strong performance. It’s what keeps this publicly held Baltimore based financial services institution near the top of the list of minority owned banks nationally, but 2005 was better than officers dared predict.

Chief Financial Officer Teodoro Hernandez attributes the numbers to solid loan growth, efficient management, and increased marketing initiatives, Chairman, President and CEO Joseph Haskins, Jr. said, “It feels great to have solid earnings in a year when the corporate headquarters was renovated, and a new branch opened in the Westside technology park.”

Harbor Bank’s performance allows for impressive earnings per share increase for its parent corporation. Harbor Bankshares Corporation earned $2.75 per share for 2005-the most ever.

The Numbers at a Glance:

As of December 31, 2005

	2005	2004	+	+

Assets	$256,100,000	$234,979,000	$12,121,000	8.99%

Loans	190,998,000	173,816,000	17,182,000	9.89%

Deposits	229,845,000	210,224,000	19,621,000	9.33%

Earnings	2,508,000	1,944,000	564,000	29.01%

Harbor Bancshares Corporation

Basic Earnings per Share:

 2005  2004

 $2.75  $2.07   +$.68   +32.85%